Exhibit 23.3

KPMG LLP	Telephone	412 391 9710
Suite 2500	Fax	412 391 8963
One Mellon Center	Internet	www.us.kpmg.com
Pittsburgh, PA 15219-2598

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Laurel Capital Group, Inc.:

We consent to the use of our report dated August 30, 2004 of Laurel Capital Group, Inc. and subsidiary, with respect to the consolidated statement of financial condition of Laurel Capital Group, Inc. and subsidiary as of June 30, 2004, and the related consolidated statements of operations, stockholders’ equity, and cash flows, for each of the years in the two-year period ended June 30, 2004, and to the reference to our firm under the heading “Experts” in the registration statement on Form S-4 of First Commonwealth Financial Corporation.

Pittsburgh, PA

June 21, 2006

KPMG LLP, a U.S. limited liability partnership, is the U.S.

member firm of KPMG International, a Swiss cooperative.